PROSPECTUS SUPPLEMENT dated June 3, 2004 (to Prospectus dated August 19, 2003)	Rule 424(b)(3) File No. 333-107207

J.P. MORGAN CHASE & CO.

Debt Securities
Preferred Stock
Depositary Shares
Warrants

This Prospectus Supplement supplements our Prospectus dated August 19, 2003 relating to our debt securities, preferred stock, depositary shares and warrants (the "Prospectus")

ADDITIONAL COMPANY SENIOR SECURITIES

The following is added to the section of the Prospectus entitled "Company Debt Securities - Company Senior Securities" following the summary terms of the "3.625% Notes Due 2008" to reflect the issuance of the Company Senior Securities described below following the date of the Prospectus:

3.50% Notes due 2009
Initial principal amount of series (subject to increase): Maturity date: Interest payment dates: Record dates: Initial Issuance date:	$1,000,000,000 March 15, 2009 March 15 and September 15 March 1 and September 1 March 9, 2004

4.50% Notes due 2010
Initial principal amount of series (subject to increase): Maturity date: Interest payment dates: Record dates: Initial Issuance date:	$750,000,000 November 15, 2010 May 15 and November 15 May 1 and November 1 November 7, 2003

3.125% Notes due 2006
Initial principal amount of series (subject to increase): Maturity date: Interest payment dates: Record dates: Initial Issuance date:	$500,000,000 December 11, 2006 June 11 and December 11 June 1 and December 1 December 11, 2003

The following is added to the section of the Prospectus entitled "Company Debt Securities - Company Senior Securities" following the summary terms of the Company's outstanding Senior Medium-Term Notes, Series C to reflect the issuance, following the date of the Prospectus, of the Company Senior Securities described below:

Additional Senior Medium-Term Notes, Series C

We have issued $3,210,900,000 aggregate principal amount of our Senior Medium-Term Notes, Series C (the "Series C Notes") since the date of the Prospectus. In the table below we specify the following terms of those Series C Notes:
o   Issuance date;
o   Principal amount;
o   Maturity date; and
o   Interest rate and redemption dates, if any.

The interest rate bases or formulas applicable to Series C Notes that bear interest at floating rates are indicated in the table below. The Series C Notes are not subject to a sinking fund and are not redeemable unless a redemption date is indicated below. Unless otherwise indicated below, Series C Notes that are redeemable are redeemable at 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.

Issuance Date	Principal Amount	Maturity Date	Interest Rate/ Redemption Date

September 12, 2003	$ 100,000,000	September 12, 2006	LIBOR Telerate reset quarterly plus 0.15%

September 29, 2003	$ 50,000,000	September 29, 2006	LIBOR Telerate reset quarterly plus 0.15%

December 12, 2003	$ 260,400,000	December 12, 2006	LIBOR Telerate reset quarterly plus 0.13%

December 18, 2003	$1,267,500,000	December 18, 2006	LIBOR Telerate reset quarterly plus 0.13%

January 5, 2004	$ 110,000,000	January 5, 2007	LIBOR Telerate reset quarterly plus 0.13%

March 9, 2004	$ 100,000,000	March 9, 2009	LIBOR Telerate reset quarterly plus 0.18%

April 8, 2004	$ 10,000,000	July 23, 2013

8.55% for each day that the 3-month LIBOR Telerate falls within the LIBOR Accrual Range. For days on which the 3-month LIBOR Telerate falls outside the LIBOR Accrual Range, the rate will be 0%.
The LIBOR Accrual Ranges are as follows:
from 9/23/03 to 7/22/05, the range minimum and maximum rates are 0% and 100% (inclusive), respectively;
from 7/23/05 to 7/22/06, the range minimum and maximum rates are 3.00% and 6.50% (inclusive), respectively;
from 7/23/06 to 7/22/07, the range minimum and maximum rates are 4.00% and 8.00% (inclusive), respectively;
from 7/23/07 to 7/22/08, the range minimum and maximum rates are 5.00% and 8.00% (inclusive), respectively;
from 7/23/08 to 7/22/11, the range minimum and maximum rates are 5.50% and 8.00% (inclusive), respectively;
from 7/23/11 to 7/22/13, the range minimum and maximum rates are 6.00% and 8.00% (inclusive), respectively.

May 14, 2004	$ 150,000,000	May 14, 2007	LIBOR Telerate reset quarterly plus 0.06%

June 2, 2004	$ 63,000,000	June 2, 2014

LIBOR Telerate reset quarterly plus 5.00%. Interest will accrue on the Notes for each day that the Index Level is equal to or above the Range Minimum of 0% inclusive and below the Range Maximum (no range maximum) on each Index Level Accrual Determination Date. For days that the Index Level is less than the Range Minimum, the interest rate is 0%. The Index Level is the 30-year Constant Maturity Swap Rate minus the 10-year Constant Maturity Swap Rate.

June 3, 2004	$1,100,000,000

June 2, 2006; the initial maturity may be extended to the 2nd day of the calendar month which is six months after the initial maturity date or a later date to which the maturity dates have previously been extended, but in no event past the final maturity date of June 2, 2009.

LIBOR Telerate reset quarterly plus an applicable spread respective to the indicated interest period as follows:
from 6/3/04 to, but excluding, 6/2/05, plus .05%;
from 6/2/05 to, but excluding, 6/2/06, plus .05%;
from 6/2/06 to, but excluding, 6/2/07, plus .08%;
from 6/2/07 to, but excluding, 6/2/08, plus .10%;
from 6/2/08, to but excluding, 6/2/09, plus .12%.

The following is a new section to be added to the section of the Prospectus entitled "Company Debt Securities - Company Senior Securities" following the summary terms of the Company's outstanding Senior Medium-Term Notes, Series C to reflect the issuance, following the date of the Prospectus, of the Company Senior Securities described below:

JPMorgan Chase Senior Notes, Series D

We have issued $24,515,000 aggregate principal amount of our JPMorgan Chase Senior Notes, Series D (the "Series D Notes") since the date of the Prospectus. In the table below we specify the following terms of those Series D Notes:
o   Issuance date;
o   Principal amount;
o   Maturity date; and
o   Interest rate and redemption dates, if any.

The interest rate bases or formulas applicable to Series D Notes that bear interest at floating rates are indicated in the table below. The Series D Notes are not subject to a sinking fund and are not redeemable unless a redemption date is indicated below. Unless otherwise indicated below, Series D Notes that are redeemable are redeemable at 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.
If indicated below, Series D Notes contain a provision that requires us, upon request by the authorized representative of the beneficial owner of the notes, to repay those notes prior to their stated maturity following the death of the beneficial owner of the notes (Survivor Option). Such notes must have been acquired by the deceased beneficial owner at least six months prior to the date of the request. The right to exercise this option will be subject to the following limits, in our sole discretion: total exercises of $2,000,000 or 2% of the then outstanding notes by all holders of all JPMorgan Chase Notes, without regard to series, in any calendar year; and individual exercises of $250,000 by any holder of JPMorgan Chase Notes, without regard to series, in any calendar year.

Issuance Date	Principal Amount	Maturity Date	Interest Rate/ Redemption Date

November 18, 2003	$ 17,577,000	November 15, 2008	4%; redeemable beginning November 15, 2004, and the 15th of every month thereafter

November 25, 2003	$ 3,062,000	November 15, 2007	3%

December 17, 2003	$ 3,876,000	December 15, 2008	3.625%; redeemable beginning December 15, 2004, and the 15th of every month thereafter

ADDITIONAL COMPANY SUBORDINATED SECURITIES

The following is added to the section of the Prospectus entitled "Company Debt Securities - Company Subordinated Securities" following the summary terms of the "5.25% Subordinated Notes Due 2015" to reflect the issuance of the Company Subordinated Securities described below following the date of the Prospectus:

4.875% Subordinated Notes due 2014
Initial principal amount of series (subject to increase): Maturity date: Interest payment dates: Record dates: Initial Issuance date:	$600,000,000 March 15, 2014 March 15 and September 15 March 1 and September 1 March 9, 2004

The following is a new section to be added to the section of the Prospectus entitled " Company Debt Securities - Company Subordinated Securities" following the summary terms of the Company's outstanding Subordinated Medium-Term Notes, Series A to reflect the issuance, following the date of the Prospectus, of the Company Subordinated Securities described below:

JPMorgan Chase Subordinated Notes, Series B

We have issued $112,372,000 aggregate principal amount of our JPMorgan Chase Subordinated Notes, Series B (the "Series B Notes") since the date of the Prospectus. In the table below we specify the following terms of those Series B Notes:
o   Issuance date;
o   Principal amount;
o   Maturity date; and
o   Interest rate and redemption dates, if any.

The interest rate bases or formulas applicable to Series B Notes that bear interest at floating rates are indicated in the table below. The Series B Notes are not subject to a sinking fund and are not redeemable unless a redemption date is indicated below. Unless otherwise indicated below, Series B Notes that are redeemable are redeemable at 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.

Issuance Date	Principal Amount	Maturity Date	Interest Rate/ Redemption Date

November 18, 2003	$ 6,127,000	November 15, 2013	5%; redeemable beginning November 15, 2005, and the 15th of every month thereafter

November 18, 2003	$ 1,142,000	November 15, 2028	5.75%; redeemable beginning November 15, 2008, and the 15th of every month thereafter

November 18, 2003	$ 2,285,000	November 15, 2018	5.50%; redeemable beginning November 15, 2005, and the 15th of every month thereafter

November 25, 2003	$ 1,785,000	November 15, 2013	4.75%

November 25, 2003	$ 1,912,000	November 15, 2033	5.75%; redeemable beginning November 15, 2008, and the 15th of every month thereafter

December 10, 2003	$ 4,566,000	December 15, 2010	4.625%; redeemable beginning December 15, 2005, and the 15th of every month thereafter

December 10, 2003	$ 8,598,000	December 15, 2013	5.25%; redeemable beginning December 15, 2005, and the 15th of every month thereafter

December 10, 2003	$ 1,468,000	December 15, 2018	5.625%; redeemable beginning December 15, 2006, and the 15th of every month thereafter

December 10, 2003	$ 47,752,000	December 15, 2028	6.00%; redeemable beginning December 15, 2008, and the 15th of every month thereafter

December 17, 2003	$ 1,493,000	December 15, 2015	5.15%; redeemable beginning December 15, 2006 and the 15th of every month thereafter

December 24, 2003	$ 1,496,000	January 15, 2016	5.15%; redeemable beginning January 15, 2006 and the 15th of every month thereafter

April 30, 2004	$ 25,000,000	May 1, 2029	6%; redeemable quarterly beginning May 1, 2009 and on the 1st of August, November, February and May of each year thereafter

June 2, 2004	$ 811,000	June 15, 2019	5.90%; redeemable monthly beginning June 15, 2007, and on the 15th of each month thereafter

June 2, 2004	$ 7,937,000	June 15, 2029	6.15%; redeemable monthly beginning June 15, 2009, and on the 15th of each month thereafter